Exhibit 99.1

Leading Energy Storage Company Valence Technology Provides Business Highlights and Reports Fourth Quarter and Full Year Financial Results

AUSTIN, Texas, Jun 04, 2009 (BUSINESS WIRE) — Valence Technology, Inc. (NASDAQ:VLNC), a leading U.S. based, international manufacturer and supplier of safe lithium iron magnesium phosphate energy storage solutions, today reported financial results for its fiscal 2009 fourth quarter and fiscal year ended March 31, 2009. Valence Technology also provided highlights of business accomplishments and ongoing activity to provide new global energy solutions and with the assistance of government funding create up to 4,000 jobs in the United States.

Business Highlights:

•                  Expansion plans have been proposed that could provide 2,500 to 4,000 jobs in a new state-of-the-art, United States, advanced battery production plant to be located in Leander, Texas.

•                  Department of Energy (DOE) funding applications have been submitted for the Texas plant which will be capable of producing over 600,000 battery packs per annum, or one million KWh of available energy by 2012.

•                  Supply agreements and development programs have been undertaken with several leading companies including Siemens, PVI, EVI, Brammo, Oxygen and S&C Electric Company.

•                  Production capacity substantially increased during fiscal year 2009.

•                  Total energy storage systems shipped since 2005 represent over 72 MWh of clean power, the equivalent energy needed to power over 3,600 electric vehicles.

•                  25 additional patents were granted and our intellectual property estate consists of over 427 U.S. and international patents and pending patent applications.

“Our many accomplishments represent only the first steps of our expanding clean technology footprint on U.S. and European soil,” said Robert L. Kanode, president and chief executive officer of Valence Technology. “We are committed to providing the safest and most reliable energy storage solutions to help economies become cleaner and more efficient with their transportation and power needs. As our target markets emerge and continue to grow, we are well positioned to capture our share of business with our proven products.”

“We have recently filed applications for loan and grant funding with the DOE to establish a U.S.-based advanced battery infrastructure. Creating jobs and reducing emissions are a winning combination and we are prepared to lead the way.”

Summary of results for fiscal fourth quarter 2009 compared to 2008:

•                  Revenue declined to $4.7 million compared to $7.8 million.

•                  Gross margin was $422,000 compared to $667,000.

•                  Operating expenses declined to $3.7 million compared to $4.3 million.

•                  Operating loss improved to $3.2 million compared to a loss of $3.6 million.

•                  Net loss available to common shareholders improved to $4.4 million or $0.04 per share, compared to a loss of $4.6 million or $0.04 per share.

As expected, fourth quarter fiscal 2009 revenue declined by $3.1 million compared to the same period last year mainly due to lower sales of large format battery systems to existing and new customers. Gross margin as a percentage of sales remained relatively consistent in the fourth quarter of fiscal 2009 at 9.0%, compared to 8.6% in the fourth quarter of fiscal 2008.

Total operating expenses declined by 14% in the current quarter primarily due to a reduction in share-based compensation expense related to terminated employees. These reductions were offset by increases in spending for additional legal, regulatory and facility expenses during the fourth quarter. The Company’s operating loss improved slightly to $3.2 million compared to $3.6 million for the same period last year due to the lower operating expenses.

Summary of results for fiscal twelve months 2009 compared to 2008:

•                  Revenue increased to $26.2 million compared to $20.8 million.

•                  Gross margin was $475,000 compared to $1.8 million.

•                  Operating expenses were $17.2 million compared to $16.2 million.

•                  Operating loss was $16.7 million compared to a loss of $14.4 million.

•                  Net loss available to common shareholders was $21.4 million or $0.18 per share, compared to a loss of $19.6 million or $0.18 per share.

For the twelve-month period ended March 31, 2009, the Company reported that total revenue increased by 26% to $26.2 million compared to $20.8 million for the same period last year. This was mainly due to higher sales of the large-format U-Charge energy storage systems to a broader customer base, as well as increased sales of qualification systems.

Gross margin declined to $475,000 or 1.8%, compared to $1.8 million or 8.8%, for the same period last year. The twelve-month period ended March 31, 2009 included inventory adjustments which increased cost of sales and reduced gross margin. These included $2.9 million in adjustments primarily related to the previously announced plans to discontinue the N-Charge(R) product line and focus on higher margin large-format energy solutions. Excluding these charges, gross margin would have been 12.8% for the year ended March 31, 2009.

Overall operating expenses rose by approximately $1.0 million to $17.2 million from $16.2 million compared to the same period last year mainly to facilitate the anticipated ramp in the current fiscal year revenues after the signing of a material supply agreement. While overall capacity was increased, orders were less than projected as the customer postponed new shipments. Lower gross margin and higher operating expenses contributed to a larger operating loss of $16.7 million.

FOURTH QUARTER FISCAL 2009 CONFERENCE CALL AND WEBCAST

Valence Technology will conduct a conference call today to discuss its fiscal 2009 fourth quarter and year-end financial results at 3:30 p.m. CDT (4:30 p.m. EDT).

A live webcast of the conference call can be accessed by visiting Valence’s Web site at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.valence.com&esheet=5980574&lan=en_US&anchor=www.valence.com&index=2 and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial 877-856-1961 and enter conference identification number 6164950 to participate. Callers outside the United States and Canada can dial 719-325-4748 and enter conference identification number 6164950 to participate.

A replay of the webcast will be available on the company’s Web site at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.valence.com&esheet=5980574&lan=en_US&anchor=www.valence.com&index=3. A telephonic replay will also be available from 6:30 p.m. CDT on June 4, 2009, through 6:30 p.m. CDT on June 11, 2009. To access the replay, please dial 888-203-1112 and enter the following identification number 6164950. Callers outside the United States and Canada can access the replay by dialing 719-457-0820 and entering conference identification number 6164950.

ABOUT VALENCE TECHNOLOGY INC.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Celebrating 20 years in business, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC. For more information, visit http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.valence.com&esheet=5980574&lan=en_US&anchor=www.valence.com&index=4.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance. Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Reports on Form 10-K for the year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	March 31, 2008
ASSETS
Total Current Assets	$23,345	$22,011
Total Assets	$29,636	$27,158

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Total Current Liabilities	$9,456	$10,811
Total Liabilities	$88,211	$85,865

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(67,185)	$(67,317)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$29,636	$27,158

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Total revenues	$4,669	$7,794	$26,157	$20,777

Gross margin profit (loss)	$422	$667	$475	$1,821

Operating Expenses	$3,663	$4,278	$17,195	$16,172

Operating loss	$(3,241)	$(3,611)	$(16,720)	$(14,351)

Net loss available to common stockholders	$(4,441)	$(4,614)	$(21,398)	$(19,613)

Net loss per share available to common stockholders	$(0.04)	$(0.04)	$(0.18)	$(0.18)

Shares used in computing net loss per share available to common stockholders, basic and diluted	122,773,433	114,355,602	119,369,562	111,593,008